SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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[_]	Confidential, For Use of the
Commission Only (as permitted
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☒	Definitive Proxy Statement
[_]	Definitive Additional Materials

The South Financial Group, Inc.

(Name of Registrant as Specified In Its Charter)

_______________________________________________________

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS April 18, 2006

The 2006 Annual Meeting of Shareholders of The South Financial Group, Inc. (“TSFG”) will be held at The Gunter Theatre, 300 South Main Street, Greenville, South Carolina, on Tuesday, April 18, 2006, at 11:00 a.m. for the following purposes:

(1)	To set the number of Directors at 16 persons and elect eight Directors;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as TSFG’s independent registered public accounting firm for fiscal year 2006; and

(3)	To transact any other business that may properly come before the Annual Meeting and any adjournment.

Common shareholders of record at the close of business on March 1, 2006 are entitled to notice of, and to vote at, the Annual Meeting.

By order of the Board of Directors,

William P. Crawford, Jr.

Executive Vice President, General Counsel and Secretary

Greenville, South Carolina

March 18, 2006

SHAREHOLDERS ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED, OR VOTE VIA TELEPHONE OR THE INTERNET, ALL AS DESCRIBED IN THE ATTACHED PROXY STATEMENT.

PROXY STATEMENT

For the Annual Meeting of Shareholders

to be held on April 18, 2006, at 11:00 a.m.

at The Gunter Theatre, 300 South Main Street, Greenville, SC 29601

GENERAL INFORMATION

This Proxy Statement and the enclosed proxy materials relate to the Annual Meeting of Shareholders of The South Financial Group, Inc. (the “Company” or “TSFG”) to be held on April 18, 2006, at 11:00 a.m. at The Gunter Theatre, 300 South Main Street, Greenville, South Carolina. These proxy materials are being furnished by TSFG in connection with a solicitation of proxies by TSFG's Board of Directors (the “Board”) and are being mailed on or about March 18, 2006.

Who May Vote at the Annual Meeting

These proxy materials are provided to holders of TSFG's common stock who were holders of record on March 1, 2006 (the “Record Date”). Only TSFG common shareholders of record on the Record Date are entitled to vote at the Annual Meeting. On the Record Date, 74,870,033 shares of TSFG common stock were outstanding.

Dividend Reinvestment Plan Shares. If you are a participant in TSFG’s Dividend Reinvestment Plan, the number shown on the enclosed proxy card includes shares held for your account in that plan.

Employee Benefit Plan Shares. If you are a participant in a TSFG employee benefit plan that allows participant-directed voting of TSFG common stock held in that plan, you will receive electronic notification of the opportunity to vote the shares you hold in that plan. The trustee for each plan will cause votes to be cast confidentially in accordance with your instructions. Plan shares not voted by participants will be voted by the trustee in the same proportion as the votes actually cast by participants, in accordance with the terms of the respective plan.

Voting and Proxy Procedures

Each share of TSFG common stock outstanding on the Record Date will be entitled to one vote at the Annual Meeting. Proxy cards are enclosed to facilitate voting.

If you are a shareholder whose shares are registered in your name, you may vote your shares in person at the meeting or by one of the three following methods indicated below. Execution of the enclosed proxy card or voting via telephone or Internet will not affect your right to attend the Annual Meeting. If you vote by Internet or telephone, please do not mail your proxy card.

•	Vote by Proxy Card: by completing, signing, dating and mailing the enclosed proxy card in the envelope provided;

•	Vote by Internet: by going to the web address www.proxyvotenow.com/tsfg and following the instructions for Internet voting shown on the enclosed proxy card; or

•	Vote by Telephone: by dialing 1-866-855-9697 and following the instructions for telephone voting shown on the enclosed proxy card.

If your shares are held in “street name” through a broker, bank or other nominee, you may receive a separate voting instruction form with this Proxy Statement, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the Internet or telephone.

Shares of TSFG common stock for which instructions are received, will be voted in accordance with the shareholder’s instructions. If you send in your proxy card or use Internet or telephone voting, but do not specify how you want to vote your shares, we will vote them FOR each of the items being proposed by management and in the discretion of the proxy holders as to any other business that may properly come before the Annual Meeting and any adjournment.

Revocation of Proxies

If you are a shareholder whose shares are registered in your name, you may revoke your proxy at any time before it is voted by one of the following methods:

•	Submitting another proper proxy with a more recent date than that of the proxy first given by:
(1)	following the telephone voting instructions, or
(2)	following the Internet voting instructions, or
(3)	completing, signing, dating and returning a proxy card to TSFG’s Corporate Secretary.

•	Sending written notice of revocation to TSFG’s Corporate Secretary.

•	Attending the Annual Meeting and voting by ballot (although attendance at the Annual Meeting will not, in and of itself, revoke a proxy).

If you hold your shares in “street name” through a broker, bank or other nominee, you may revoke your proxy by following instructions provided by your broker, bank or nominee. No notice of revocation or later-dated proxy will be effective until received by TSFG’s Corporate Secretary at or prior to the Annual Meeting.

Quorum

Holders representing a majority of the outstanding shares of TSFG common stock, present in person or by proxy, are necessary to constitute a quorum. Broker non-votes (which occur when a broker or other nominee holding shares for a beneficial owner reports those shares as present but does not vote on a proposal) are included for purposes of determining whether or not a quorum exists.

Other Matters Related to the Meeting

Only matters brought before the Annual Meeting in accordance with TSFG’s Bylaws will be considered. Aside from the Items listed above in the Notice of Annual Meeting, TSFG does not know of any other matters that will be presented at the Annual Meeting. However, if any other matters properly come before the Annual Meeting and any adjournment, the proxy holders will vote them in accordance with their best judgment.

Should any Nominee for Director become unable or unwilling to accept nomination or election, the persons acting under the proxy intend to vote for the election of another person recommended by the Nominating and Corporate Governance Committee of the Board of Directors and nominated by the Board. TSFG has no reason to believe that any of the eight Nominees will be unable or unwilling to serve if elected to office.

The applicable regulations of the Securities and Exchange Commission (the “SEC”) require that TSFG disclose a recent closing stock price. Accordingly, the closing price of the TSFG common stock as of March 1, 2006 was $26.51.

TABLE OF CONTENTS

GENERAL INFORMATION	1
TABLE OF CONTENTS	3
ITEM NO. 1 - ELECTION OF DIRECTORS	4
General Information Regarding Election of Directors	4
Information on Nominees and Directors	4
INFORMATION ABOUT THE BOARD OF DIRECTORS	6
Role and Functioning of the Board	6
Attendance at Annual Meetings	6
Code of Ethics and Code of Conduct	7
Communications from Shareholders to Directors	7
Policy Regarding Consideration of Director Candidates Recommended by Shareholders	7
Process of Evaluating Director Candidates	8
Determinations with Respect to the Independence of Directors	8
Director Compensation	8
Committee Membership	9
Standing Board Committees	9
Audit Committee Report	10
Audit Fees	11
Other Audit Committee Matters	11
STOCK OWNERSHIP	12
Directors and Executive Officers	12
5% Beneficial Owners	13
TOTAL SHAREHOLDER RETURN	13
EXECUTIVE OFFICERS	13
EXECUTIVE COMPENSATION	14
Compensation Committee Report on Executive Compensation	14
Summary Compensation Table	18
Stock Option/SAR Grants	19
Stock Option/SAR Exercises	19
Long-Term Incentive Plans – Awards in 2005	19
Equity Compensation Plan Data	19
Employment and Change in Control Agreements	20
Supplemental Executive Retirement Plan	23
ITEM NO. 2 - RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS TSFG'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2006	24
RELATED PARTY TRANSACTIONS	25
MISCELLANEOUS MATTERS RELATED TO THE ANNUAL MEETING	25
Householding of Proxy Statement, Form 10-K and Annual Report to Shareholders	25
Expenses of Solicitation	26
Proposals by Shareholders	26
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	26
FINANCIAL INFORMATION	27
APPENDIX A – Audit Committee Charter	A-1

ITEM NO. 1 - ELECTION OF DIRECTORS

General Information Regarding Election of Directors

The number of Directors is being set by the shareholders, but may be amended by the Board between annual meetings as permitted by South Carolina law. The number of Directors is currently set at 16 persons. Directors will be elected by a plurality of votes cast at the Annual Meeting. Abstentions and broker non-votes with respect to Nominees will not be considered to be either affirmative or negative votes. Shareholders do not have cumulative voting rights with respect to the election of Directors.

The Board of Directors is divided into three classes. At each annual meeting, TSFG's shareholders elect the members of one of the three classes to three-year terms. At this Annual Meeting, five Directors are being nominated for re-election for terms expiring at the 2009 annual meeting and three Directors are being nominated for terms expiring at the 2007 annual meeting. The nominees include Darla D. Moore who was appointed to the Board by action of the Board of Directors in August 2005 and Challis M. Lowe was appointed to the Board by action of the Board of Directors in February 2006 to fill the vacancy created by the death of William R. Timmons, Jr. in December 2005.

Information on Nominees and Directors

Management proposes to nominate to the Board the eight persons listed as Nominees below. Each Nominee is currently serving as a Director. Unless authority to vote for a Nominee is withheld, the persons named in the enclosed proxy card intend to vote for the election of these Nominees. Management believes all such Nominees will be available to serve as Directors. However, should any Nominee become unable to serve, the persons named in the enclosed proxy card intend to vote for the election of such other person as management may recommend. The following table sets forth information regarding the Nominees and continuing Directors, including their name, age, period they have served as a Director, and occupation over the past five years.

NOMINEES FOR DIRECTOR TO BE ELECTED AT THE 2006 ANNUAL MEETING OF SHAREHOLDERS FOR TERMS ENDING IN 2009

M. Dexter Hagy	Mr. Hagy is a principal of Vaxa Capital Management, LLC, an investment management firm formed in 1995 and headquartered in Greenville, South Carolina.
Age: 61 Director since 1993

H. Earle Russell, Jr.	Dr. Russell is a surgeon in Greenville, South Carolina, with Greenville Surgical Associates.
Age: 64 Director since 1997

William R. Timmons III	Mr. Timmons is Senior Vice President of Investments, Secretary and Treasurer of Canal Insurance Company, a nationwide insurer of commercial motor vehicles headquartered in Greenville, South Carolina.
Age: 54 Director since 2002

Samuel H. Vickers	Mr. Vickers is Chairman and CEO of Design Containers, Inc., a packaging system manufacturer located in Jacksonville, Florida.
Age: 70 Director since 1999

David C. Wakefield III	Mr. Wakefield has served as President of Wakefield Enterprises, LLC, a real estate development and specialty products company, since 1998.
Age: 62 Director since 1997

NOMINEES FOR DIRECTOR TO BE ELECTED AT THE 2006 ANNUAL MEETING OF SHAREHOLDERS FOR TERMS ENDING IN 2007

J. W. Davis

Mr. Davis is President of Carolina First Bank’s North Carolina operations. From 1997 until 2003, Mr. Davis served as President and CEO of MountainBank Financial Corporation, which was acquired by TSFG in October 2003.

Age: 59 Director since 2003

Darla D. Moore

Ms. Moore is a Vice President of Rainwater, Inc., one of the nation’s largest private investment firms. She serves on the boards of the University of South Carolina and New York University Medical School and Hospital. The University of South Carolina’s Business School bears her name, the only major business school named for a woman. She also serves on the National Advisory Board of JP Morgan and the Board of Directors of MPS Group, Inc.

Age: 51 Director since 2005

Challis M. Lowe

Ms. Lowe is Executive Vice President of Dollar General Corporation, a Fortune 500 discount retailer. From 2000 to 2004, Ms. Lowe served as Executive Vice President of Ryder Systems, Inc., a logistics and transportation services company. Additionally, she serves as Chair of the Board of Florida A&M University.

Age: 60 Director since 2006

CONTINUING DIRECTORS WHOSE TERMS END AT THE 2007 ANNUAL MEETING OF SHAREHOLDERS

William P. Brant	Mr. Brant is a partner in the law firm of Brant, Abraham, Reiter, McCormick & Green, P.A. in Jacksonville, Florida.
Age: 59 Director since 2001

C. Claymon Grimes, Jr.	Mr. Grimes is an attorney in private practice in Georgetown, South Carolina.
Age: 83 Director since 1990

William S. Hummers III

Mr. Hummers joined TSFG in June 1988 as Chief Financial Officer. In 2005, he transitioned from Chief Financial Officer to become the Chief Risk and Administrative Officer. He is also a director of World Acceptance Corporation.

Age: 60 Director since 1990

CONTINUING DIRECTORS WHOSE TERMS END AT THE 2008 ANNUAL MEETING OF SHAREHOLDERS

Jon W. Pritchett

Mr. Pritchett serves as President and CEO of Nextran Corporation, which operates a network of Mack and Volvo heavy truck dealerships in Florida and Georgia. He is also President of Pritchett Trucking, Inc., a transportation company. He is a board member of the Mack Truck National Dealer Advisory Council and the Florida Trucking Association.

Age: 44 Director since 2004

Charles B. Schooler	Dr. Schooler is a retired optometrist in Georgetown, South Carolina and a past chairman of the South Carolina State Board of Education.
Age: 77 Director since 1990

Edward J. Sebastian

Mr. Sebastian is a private investor and serves as an advisor to several private entities. From 1986 to 1999, Mr. Sebastian served as Chairman/CEO of Resource Bancshares Corporation, a financial services company, and Chairman/CEO of Resource Bancshares Mortgage Group, Inc., a mortgage banking company.

Age: 59 Director since 2001

John C. B. Smith, Jr.

Mr. Smith is owner of John C. B. Smith Real Estate and is Of Counsel to the law firm of Nelson Mullins Riley & Scarborough, LLP in Columbia, South Carolina. Prior to 2006, he was Of Counsel to the law firm of Nexsen/Pruet, LLP in Columbia, South Carolina.

Age: 61 Director since 2001

Mack I. Whittle, Jr.	Mr. Whittle has been President and CEO of TSFG since its organization in 1986. Mr. Whittle became Chairman of TSFG in 2005.
Age: 57 Director since 1986

INFORMATION ABOUT THE BOARD OF DIRECTORS

ROLE AND FUNCTIONING OF THE BOARD

The Board of Directors, which is elected by the shareholders, is the ultimate decision-making body of TSFG, except for those matters reserved to the shareholders. It selects the senior management team, which is charged with the conduct of TSFG’s business. Having selected the senior management team, the Board acts as an advisor and counselor to senior management and ultimately monitors its performance. The Board of Directors has the responsibility for overseeing the affairs of TSFG and, thus, an obligation to keep informed about TSFG’s business. This involvement enables the Board to provide guidance to management in formulating and developing plans and to exercise its decision-making authority on appropriate matters of importance to TSFG. Acting as a full Board and through the Board’s five standing Committees, the Board oversees and approves TSFG’s strategic plan.

Each year, senior management sets aside specific periods to develop, discuss and refine TSFG’s long-range operating plan and overall corporate strategy. Specific operating priorities are developed to effectuate TSFG’s long-range plan. The advice of third party investment bankers is typically sought in this process. Some of the priorities are short-term in focus; others are based on longer-term planning horizons. Senior management reviews the conclusions reached at its meetings with the Board, and seeks approval of the overall corporate strategy and long-range operating plan. These Board meetings involve both management presentations and input from the Board regarding the assumptions, priorities and objectives that will form the basis for management’s strategies and operating plans. At subsequent Board meetings, the Board continues to substantively review TSFG’s progress against its strategic plans and to exercise oversight and decision-making authority regarding strategic areas of importance and associated funding authorizations.

Senior management has formulated a standing agenda for each of the regular meetings of the Board of Directors throughout the year. This agenda is reviewed and approved by the full Board at its first regular meeting in a calendar year. A primary purpose of this agenda is to ensure that the Board complies with the terms of its Corporate Governance Charter. It is understood that additional items will be added to the agenda as necessary. Any member of the Board may request that an item be included on the agenda. At the invitation of the Board, members of senior management are invited by the Board to attend Board meetings or portions thereof for the purpose of participating in discussions.

TSFG’s Bylaws provide for a Lead Independent Director (currently John C. B. Smith), who acts as chair of meetings of the Board when the Chairman is not present; consults and meets with any or all outside directors as required and represents such directors in discussions with management of TSFG on corporate governance issues and other matters; ensures that the Board, Committees of the Board, individual directors and senior management of the Company understand and discharge their duties and obligations under TSFG’s system of corporate governance; mentors and counsels new members of the Board to assist them in becoming active and effective directors; conducts director evaluations, leads executive sessions on CEO evaluation and conducts conversations with the CEO; and performs such other duties and responsibilities as may be delegated to the Lead Independent Director by the Board from time to time.

Executive sessions, or meetings of outside Directors without management present, are held at regular intervals for both the Board and the Committees. The Lead Independent Director or the chair of the Committee generally presides at executive sessions of non-management Directors. The Board meets in executive session a minimum of two times each year.

The Board of Directors met five times during 2005. All members attended at least 75% of the Board meetings and 75% of the meetings of Committees on which they served.

ATTENDANCE AT ANNUAL MEETINGS

TSFG has not established a formal policy regarding Director attendance at its annual shareholder meetings, but it encourages all Directors to attend these meetings and reimburses expenses associated with attendance. The Board Chairman or the Deputy Chairman presides at the annual meeting of shareholders. All members of the Board at the time of TSFG’s 2005 Annual Meeting of Shareholders attended that meeting.

CODE OF ETHICS AND CODE OF CONDUCT

TSFG has adopted a Code of Ethics that is specifically applicable to senior management and financial officers, including its principal executive officer, its principal financial officer, its principal accounting officer and controllers. This Code of Ethics can be viewed on TSFG’s website, www.thesouthgroup.com, under the Investor Relations / Corporate Governance tab. TSFG’s Code of Conduct, applicable to all employees, may also be viewed on TSFG’s website under the Investor Relations / Corporate Governance tab.

COMMUNICATIONS FROM SHAREHOLDERS TO DIRECTORS

The Board of Directors believes that it is important that a direct and open line of communication exist between the Board of Directors and its shareholders and other interested parties. As a consequence, the Board of Directors has adopted the procedures described in the following paragraph for communications to Directors.

TSFG shareholders and other persons may communicate with the chairpersons of TSFG’s five standing Board Committees or with TSFG’s non-management Directors as a group by sending an email to directorcommunications@thesouthgroup.com. The email should specify which of the foregoing is the intended recipient. All communications received in accordance with these procedures will be reviewed initially by TSFG’s General Counsel. The General Counsel will relay all such communications to the appropriate Directors unless the General Counsel determines that the communication:

•	does not relate to the business or affairs of TSFG or the functioning or constitution of the Board of Directors or any of its Committees;
•	relates to routine or insignificant matters that do not warrant the attention of the Board of Directors;
•	is an advertisement or other commercial solicitation or communication;
•	is frivolous or offensive; or
•	is otherwise not appropriate for delivery to Directors.

The Directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one of its Committees and whether any response to the person sending the communication is appropriate. Any such response will be made through TSFG’s General Counsel and only in accordance with TSFG’s policies and procedures and applicable laws and regulations relating to the disclosure of information. TSFG’s Office of General Counsel will retain copies of all communications received pursuant to these procedures for a period of at least one year.

POLICY REGARDING CONSIDERATION OF DIRECTOR CANDIDATES RECOMMENDED BY SHAREHOLDERS

It is the policy of the Nominating and Corporate Governance Committee to consider all Director candidates recommended by shareholders. Any such recommendations should be communicated to the Chairman of the Committee in accordance with standard Company policies, in a timely manner and otherwise in accordance with the provisions of TSFG’s Bylaws. The Committee has also articulated the qualifications and characteristics that are deemed desirable by this Committee when evaluating Director candidates.

Nominees for the Board of Directors recommended by the Nominating and Corporate Governance Committee must have the following attributes:

•	have a reputation for industry, integrity, honesty, candor, fairness and discretion;
•	have a high degree of expertise in his or her chosen field of endeavor, which area of expertise should have some relevance to TSFG’s businesses;
•	be knowledgeable, or willing and able to become so quickly, in the critical aspects of TSFG’s businesses and operations; and
•	be experienced and skillful in serving as a competent overseer of, and trusted advisor to, senior management of a substantial publicly-held corporation.

Nominees for the Board of Directors recommended by the Nominating and Corporate Governance Committee should contribute to the mix of skills, core competencies and qualifications of the Board through expertise in one or more of the following areas: banking and other financial services, accounting and finance, mergers and acquisitions, leadership, business and management, strategic planning, government relations, investor relations, executive leadership development, and executive compensation. In considering nominees, the Nominating and Corporate Governance Committee must take into account the mix of skills, core competencies and qualifications existing with respect to incumbent Directors.

PROCESS OF EVALUATING DIRECTOR CANDIDATES

The charter for the Nominating and Corporate Governance Committee states that the Committee's purpose is to assist the Board in promoting the best interests of TSFG and its shareholders through the implementation of sound corporate governance principles and practices. Among other things, the Charter mandates that the Committee accomplish this by assisting the Board in identifying individuals qualified to become Board members and reviewing the qualifications and independence of the members of the Board and its various Committees on a regular periodic basis, and making any recommendations from time to time concerning any recommended changes in the composition of the Board and its Committees.

In evaluating Director candidates, the Committee takes into account the items set forth in its “Policy Statement of the Nominating and Corporate Governance Committee Regarding Director Qualifications,” which is discussed above in the section entitled “Policy Regarding Consideration of Director Candidates Recommended by Shareholders.” A copy of this Policy may be found on TSFG’s website at www.thesouthgroup.com. There are no material differences in the evaluation processes for Director candidates based on whether such candidates are recommended by shareholders.

In the past, certain additions to the Board of Directors have come in connection with acquisitions (where representatives of the acquired institution have become Board members pursuant to provisions of the merger agreement). This process does not lend itself to a rigid evaluation process that might otherwise be the case outside of the merger context. However, the criteria set forth above in “Policy Regarding Consideration of Director Candidates Recommended By Shareholders” is utilized in determining whether to re-nominate current members of the Board of Directors and in connection with the appointment of directors outside the merger context.

DETERMINATIONS WITH RESPECT TO THE INDEPENDENCE OF DIRECTORS

As noted above, the Corporate Governance Standards mandate that a majority of TSFG’s Directors meet the criteria for independence required by the rules of the Nasdaq Stock Market and the National Association of Securities Dealers (the “NASD”). The Board of Directors makes an annual determination regarding the independence of each of TSFG’s Directors. The Board last made these determinations for each member of the Board in February 2006, based on the review of director questionnaires designed to elicit information regarding independence, and on recommendations made by the Nominating and Corporate Governance Committee.

The Board has determined that thirteen of its sixteen Directors are independent as contemplated under the rules of the Nasdaq Stock Market. The three individuals who are not independent, Messrs. Whittle, Hummers and Davis, are all executive officers of TSFG.

DIRECTOR COMPENSATION

Standard non-employee Director compensation includes a retainer of $49,000, plus meeting fees of $2,000 for each Board meeting attended and $1,500 for each Committee meeting attended. A special retainer is paid to the Lead Independent Director of $50,000, the Audit Committee Chairman of $20,000, the Risk Review and Capital Committee Chairman of $15,000 and the Compensation Committee Chairman of $15,000. Of the retainers, 60% is paid quarterly in the form of stock grants valued at fair market value at the time of grant. The balance of the retainers and any additional Director compensation associated with meeting attendance is paid in cash. In addition, the option to elect medical coverage similar to that of employees, and at the same monthly contribution rates, is offered to directors under the age of 65 if no other coverage was available to them through other employers. Mr. Sebastian has elected this coverage, which was valued at $3,450 for 2005.

COMMITTEE MEMBERSHIP

The following table lists the current membership of TSFG’s standing Board Committees.

Director	Audit	Risk & Capital	Compensation	Executive	Nominating
William P. Brant		X
J. W. Davis
C. Claymon Grimes, Jr.
M. Dexter Hagy	X			X	X
William S. Hummers III
Challis M. Lowe
Darla D. Moore		X	X
Jon W. Pritchett		X
H. Earle Russell, Jr.			X
Charles B. Schooler
Edward J. Sebastian	X	X	X
John C.B. Smith, Jr.				X	X
William R. Timmons III	X			X	X
Samuel H. Vickers			X	X
David C. Wakefield III	X
Mack I. Whittle, Jr.				X

STANDING BOARD COMMITTEES

It is the policy of TSFG that all major decisions be considered by the Board as a whole. Consequently, the Board’s Committee structure is limited to those Committees considered to be appropriate for the operation of a publicly-owned company. Currently these standing committees are the Audit Committee, the Risk Review and Capital Committee, the Compensation Committee, the Executive Committee, and the Nominating and Corporate Governance Committee, each of which has a written charter adopted by the Board of Directors. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are made up of only independent Directors. The current charter for each of the Board’s standing committees is available on TSFG’s website at www.thesouthgroup.com.

Audit Committee. The Audit Committee assists the Board in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by TSFG to any governmental body or the public; TSFG's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and TSFG's auditing, accounting and financial reporting processes generally. For further information concerning the work of the Audit Committee, see “Audit Committee Report” below and the Audit Committee Charter attached as Appendix A hereto. The Audit Committee met 11 times in 2005. The Board of Directors has determined that all members of TSFG’s Audit Committee are independent, as contemplated in the listing standards of the NASD and the Nasdaq Stock Market, and in particular, “independent” as contemplated in Rule 4200(a)(15) of the NASD’s listing standards.

Risk Review and Capital Committee. The Risk Review and Capital Committee assists the Board in fulfilling its oversight responsibilities in respect of the risk management practices of the Company, the risk profile of TSFG relative to its stated risk tolerance and its overall strategy, TSFG’s capital adequacy, and its capital productivity. It also reviews risk reports generated by TSFG and communicates with other committees with respect to risk issues. The Committee met four times in 2005. The Board of Directors has determined that all members of this Committee are independent, as contemplated in the listing standards of the NASD and the Nasdaq Stock Market.

Compensation Committee.The Compensation Committee sets TSFG's compensation policies and makes recommendations regarding senior management compensation. The Committee met six times in 2005. The Board of Directors has determined that all members of TSFG’s Compensation Committee are independent, as contemplated in the listing standards of the NASD and the Nasdaq Stock Market.

Executive Committee. The Executive Committee has the authority to review, guide and take any permissible actions with respect to the business and affairs of TSFG as usually taken by the Board of Directors when the Executive Committee determines that it is appropriate to act prior to the next Board of Directors' meeting. The Executive Committee met seven times in 2005. The Board of Directors has determined that all members of TSFG’s Executive Committee are independent, as contemplated in the listing standards of the NASD and the Nasdaq Stock Market, except for Mr. Whittle.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee recommends nominees for election to the Board and addresses issues of corporate governance. This Committee will consider recommendations for Director nominees from shareholders. Shareholders who wish to recommend Director nominees proposed for election at the 2007 Annual Meeting should comply with the procedure described in “Proposals by Shareholders” below. In considering candidates, the Committee follows the procedures described above in “Process of Evaluating Director Candidates” and considers other matters set forth in TSFG’s Corporate Governance Charter, a copy of which may be obtained from TSFG’s website, www.thesouthgroup.com. The Committee met three times in 2005. The Board of Directors has determined that all members of TSFG’s Nominating and Corporate Governance Committee are independent, as contemplated in the listing standards of the NASD and the Nasdaq Stock Market.

AUDIT COMMITTEE REPORT

The following report does not constitute soliciting material and is not considered filed or incorporated by reference into any other filing by TSFG under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Board’s Audit Committee is responsible for providing independent, objective oversight of TSFG's accounting functions and internal controls. The Audit Committee is composed of four Directors, each of whom is independent as defined by the NASD’s listing standards. The Audit Committee operates under a written charter approved by the Board of Directors.

Management is responsible for TSFG's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of TSFG's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. In this regard, the Committee meets separately at most regular committee meetings with management, the head of Internal Audit and TSFG’s outside independent auditors. The Committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities and the authority to retain such outside counsel, experts, and other advisors as it determines appropriate to assist it in the conduct of any such investigation. In addition, the Committee approves, subject to shareholder ratification, the appointment of TSFG’s outside independent auditor, and pre-approves all audit and non-audit services to be performed by the independent auditor.

In connection with these responsibilities, the Audit Committee met with management and the independent accountants and reviewed and discussed the December 31, 2005 consolidated financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent accountants the firm's independence. In particular, the Audit Committee considered whether the provision of the services set forth below under “Audit Related Fees”, “Tax Fees” and “All Other Fees” is compatible with maintaining the independence of the auditors and determined that no independence issues arose as a result of such services.

Based upon the Audit Committee's discussions with management and the independent accountants, and its review of the representations of management and the independent accountants, the Audit Committee recommended to the Board that these December 31, 2005 consolidated financial statements be included in TSFG's Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC.

All members of the Audit Committee concur in this report:

William R. Timmons III, Chairman	M. Dexter Hagy	Edward J. Sebastian	David C. Wakefield III

AUDIT FEES

The following table presents fees paid to KPMG LLP for professional audit services associated with the audit of TSFG's annual financial statements for the years ended December 31, 2005 and 2004 and fees billed for other KPMG LLP’s services in 2005 and 2004. The Audit Committee has considered whether the provision of these services is compatible with maintaining KPMG LLP’s independence.

	2005	2004
Audit Fees (1)	$ 2,293,568	$ 1,644,924
Audit Related Fees (2)	95,000	110,000
Audit Fees and Audit Related Fees	2,388,568	1,754,924
Tax Fees (3)	524,220	1,205,675
All Other Fees (4)	57,077	329,269
Total Fees	$ 2,969,865	$ 3,289,868

(1) Audit Fees consists of the following:	2005	2004
Audit of consolidated financial statements and quarterly reviews and audit of internal controls over financial reporting (a)	$ 1,844,088	$ 1,027,924
Subsidiary audits	96,980	102,000
Issuance of letters to underwriters	135,000	--
Acquisition related services	160,000	457,000
Review of registration statements	2,500	27,500
Audit related research	55,000	30,500
(a) 2005 fees do not include amounts billed in 2006 related to 2005 of $350,000
2004 fees to not include amounts billed in 2005 related to 2004 of $440,000

(2) Audit Related Fees consist of fees for audits of employee benefit plans.
(3) Tax Fees consists of the following:	2005	2004
Tax compliance	$ 355,220	$ 253,375
REIT strategies	--	350,000
Tax consulting	115,000	181,800
Acquisitions	54,000	270,500
Assistance with IRS exam	--	150,000

(4) All Other Fees consists of the following:	2005	2004
Information technology related controls reviews	$ --	$ --
SOX 404 related controls review	6,450	152,028
API SAS 70 review	50,627	30,000
Due diligence assistance	--	147,241

OTHER AUDIT COMMITTEE MATTERS

Audit Committee Financial Expert

The Board of Directors has determined that both Edward J. Sebastian and David C. Wakefield III are “audit committee financial experts” as defined in Item 401(h)(2) of the SEC’s Regulation S-K. Both Mr. Sebastian and Mr. Wakefield are “independent” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934.

Audit Committee Charter

The Board of Directors has adopted a written charter for the Audit Committee. A copy of the charter is attached as Appendix A to this Proxy Statement, and is included on the Company’s website, www.thesouthgroup.com, under the Investor Relations / Corporate Governance tab.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy requiring that all services from the outside independent auditors must be pre-approved by the Audit Committee or a sub-committee comprised of the Chairman of the Audit Committee and one other Committee member. Matters approved by the sub-committee must be communicated to the Committee at the next meeting.

STOCK OWNERSHIP

DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth as of March 1, 2006 the beneficial ownership of TSFG common stock by (1) all Directors and nominees for Director, (2) all Named Executive Officers of TSFG (See “Summary Compensation Table” below) and (3) all Directors and Executive Officers of TSFG as a group. Unless otherwise indicated, all persons listed below have both voting and investment power as to the shares shown in the columns titled Sole Power and Shared Power.

	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
NAME OF BENEFICIAL OWNER	Common Stock Beneficially Owned (1)		Common Stock Subject to a Right to Acquire (1) (3)	Percent of Common Stock (4)
	Sole Power(2)	Shared Power (2)
William P. Brant	8,359	--	11,187	*
J. W. Davis (5)	32,490	--	9,272	*
John C. DuBose (6)	26,015	4,499	57,163	*
C. Claymon Grimes, Jr.	65,800	--	17,445	*
M. Dexter Hagy	12,681	5,375	17,445	*
William S. Hummers III (7)	71,315	11,893	117,678	*
Challis M. Lowe	--	--	--	*
Darla D. Moore	897	--	--	*
Jon W. Pritchett(8)	74,497	1,017,169	--	1.46%
H. Earle Russell, Jr.	9,930	--	17,445	*
Charles B. Schooler	28,533	--	17,445	*
Edward J. Sebastian	8,212	72	6,483	*
John C.B. Smith, Jr.	69,030	6,258	11,798	*
James W. Terry, Jr. (9)	49,367	--	71,782	*
William R. Timmons III (10)	6,550	556,240	25,928	*
Samuel H. Vickers (11)	3,040	10,000	13,839	*
David C. Wakefield III	62,514	3,151	15,245	*
Mack I. Whittle, Jr. (12)	166,398	--	252,628	*
Directors / Executive Officers as a Group (25 persons) (13)	762,835	1,614,657	788,613	4.23%

*Represents holdings of less than 1% of the outstanding shares of TSFG common stock.

(1)

This is based on information reported to TSFG by its Directors, nominees and Executive Officers, and includes shares held by spouses, minor children, affiliated companies, partnerships and trusts over which the named person has beneficial ownership. It also includes shares allocated to individual accounts under the TSFG’s 401(k) Plan, ESOP and Deferred Compensation Plan, voting of which is directed by the respective named persons and group members who participate in those plans.

(2)

Except as stated below, if a beneficial owner is shown to have sole power, the owner has sole voting and sole investment power, and if a beneficial owner is shown to have shared power, the owner has shared voting power and shared investment power.

(3)	This includes common stock options that are exercisable on March 1, 2006 or that become exercisable within 60 days thereafter.
(4)

The percentages of total beneficial ownership have been calculated based upon 74,870,033 (the shares of TSFG common stock outstanding as of March 1, 2006). In addition, under Rule 13d-3 of the Exchange Act, the percentages have been computed on the assumption that shares of TSFG common stock that can be acquired within 60 days of March 1, 2006, upon the exercise of options by a given person are outstanding, but no other shares similarly subject to acquisition by other persons are outstanding.

(5)	Mr. Davis owns 1,725 shares of restricted stock for which he has sole voting power but no power of disposition.
(6)	Mr. DuBose owns 4,447 shares of restricted stock for which he has sole voting power but no power of disposition.
(7)	Mr. Hummers owns 5,722 shares of restricted stock for which he has sole voting power but no power of disposition.
(8)

Mid-Florida Hauling, Inc., Pritchett Holdings, Inc., Pritchett, Inc. and New River Developers, Inc., each of which Mr. Pritchett is a principal, hold 73,661, 138,297, 46,200 and 89,985 shares respectively.

(9)	Mr. Terry owns 4,576 shares of restricted stock for which he has sole voting power but no power of disposition.
(10)

Canal Insurance Company, of which Mr. Timmons is a principal, holds 414,181 shares, Canal Insurance Company Pension Trust Plan, of which Mr. Timmons is a trustee, holds 27,265 shares, and the estate of William R. Timmons, Jr., of which Mr. Timmons is a personal representative, holds stock options to purchase an aggregate of 17,445 shares.

(11)	Design Containers, Inc., of which Mr. Vickers is a principal, holds 10,000 shares.
(12)	Mr. Whittle owns 15,299 shares of restricted stock for which he has sole voting power but no power of disposition.
(13)	Executive officers hold 49,382 shares of restricted stock for which the officers have voting power but no power of disposition.

5 % BENEFICIAL OWNERS

TSFG knows of no person or group that owns beneficially more than 5% of the outstanding voting power as of March 1, 2006, except for Wachovia Corporation. Based on the Schedule 13G, Amendment No. 1 filed by Wachovia Corporation on February 13, 2006, Wachovia Corporation beneficially owns an aggregate of 4,128,446 shares as set forth in the following table.

	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
NAME OF BENEFICIAL OWNER	Common Stock Beneficially Owned				Percent of Common Stock *
	Sole Voting Power	Shared Voting Power	Sole Investment Power	Shared Investment Power
Wachovia Corporation	4,095,934	2,979	4,073,481	12,374	5.51%

* The Percent of Common Stock has been calculated based on the same assumptions as set forth in the immediately preceding table.

TOTAL SHAREHOLDER RETURN

The following graph sets forth the performance of TSFG’s common stock for the five year period ended December 31, 2005 as compared to the S&P 500 Index and the SNL Southeast Bank Index. The graph assumes $100 originally invested on December 31, 2000 and that all subsequent dividends were reinvested in TSFG shares.

Graph Omitted. Tabular information provided below.

	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005
The South Financial Group	100.00	137.83	164.33	226.10	270.65	234.29
S&P 500	100.00	88.11	68.64	88.33	97.94	102.75
SNL Southeast Bank Index	100.00	124.58	137.62	172.81	204.94	209.78

EXECUTIVE OFFICERS

TSFG’s executive officers are appointed by the Board of Directors and set forth below.

Name	Age	TSFG Offices Currently Held	TSFG Officer Since
Mack I. Whittle, Jr.	57	President and Chief Executive Officer	1986
Andrew B. Cheney	56	Executive Vice President and Chairman– Mercantile Bank	2000
William P. Crawford, Jr.	43	Executive Vice President – General Counsel and Secretary	2002
J. W. Davis	59	President – Carolina First Bank/North Carolina	2003
John C. DuBose	54	President – South Financial Technology Group	1998
Christopher T. Holmes	42	Executive Vice President –Retail Banking	2005
William S. Hummers III	60	Executive Vice President – Chief Risk and Administrative Officer	1988
Mary A. Jeffrey	55	Executive Vice President – Human Resources	2002
Timothy K. Schools	36	Executive Vice President – Chief Financial Officer	2004
Kendall L. Spencer	53	President – Mercantile Bank	2000
Michael W. Sperry	59	Executive Vice President – Credit Administration	1998
James W. Terry, Jr.	58	President – Carolina First Bank	1991

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee operates under a written charter adopted by the Board and is responsible to TSFG’s Board of Directors and to shareholders. The Committee works with TSFG management in establishing the underlying philosophy and principles of TSFG’s compensation system. These principles and philosophy are then reviewed and approved by the full Board of Directors. The Committee is responsible for setting and administering the policies governing annual compensation of executive officers and other key employees (“Executives”), evaluating their performance, and making recommendations regarding their cash and equity compensation to the Board of Directors. The Committee also authorizes the total annual share usage under TSFG’s equity-based compensation plans for annual awards.

The Committee is comprised of four independent, non-employee members of the Board of Directors, none of who have interlocking relationships as defined by the Securities and Exchange Commission and all of whom meet the definition of “independent director” as currently promulgated by the NASDAQ National Market.

The Committee periodically reviews its charter, the principles underlying TSFG’s executive compensation programs and its approach to executive compensation, and makes changes as appropriate. The Committee meets regularly without employees present to discuss executive compensation matters. The Compensation Committee has retained the services of a nationally recognized executive compensation consultant to assist the Committee in developing compensation programs in keeping with TSFG’s compensation philosophy.

This Report discusses the philosophy, principles, and policies underlying TSFG’s compensation programs that were in effect during 2005 and which will be applicable in 2006.

Our Guiding Principles

The Compensation Committee is committed to administering a compensation program that espouses TSFG’s values, drives corporate results, and supports the long-term and short-term goals of TSFG. Our compensation philosophy is designed around three key principles:

•	tying pay to performance,
•	aligning executive and shareholder interests, and
•	challenging executives through “stretch” goals.

This program is intended to result in compensation packages that are competitive within the banking industry for executives with similar expertise and performance, which we believe will attract and retain the talent needed to generate outstanding TSFG performance.

Tying Pay to Performance

We believe that strong performance deserves higher pay than average performance. Fixed compensation is in the form of base salaries, which are targeted at the median of financial institutions of a comparable size. Variable compensation has historically been paid to executive officers through TSFG’s existing annual and long-term incentive plans. Both plans provide for compensation that can be earned only by meeting or exceeding pre-determined performance goals.

Aligning Executive and Shareholder Interests

The Compensation Committee believes that one of the best ways to align executive and shareholder interest is through stock ownership. The Compensation Committee adopted the 2004 — 2006 Long-Term Incentive Plan (the “2004 LTIP”) that provides that the proceeds from the plan will be paid in restricted stock. In addition, except in cases of hardship, executive officers are expected to retain the shares earned under this plan while they remain employed by TSFG.

Challenging Executives through “Stretch Goals”

The Compensation Committee believes that by setting high performance standards for executives, a high performance culture will be encouraged, which will lead to sustained TSFG achievement. To challenge executives, the incentive compensation programs emphasize “stretch goals.” The plans focus on reaching and exceeding established performance goals, which are developed to reflect what the Committee considers superior performance for TSFG. To assist in determining these goals, the Committee considered along with other information the historical and projected performance of TSFG’s peer group.

Executive Officer Compensation

The compensation programs that the Committee uses to meet its objectives are outlined in this section, along with results for fiscal year 2005. The Committee reviewed and recommended compensation decisions after considering a number of factors, including TSFG financial and strategic performance, and the economic and business conditions in the banking industry over the last fiscal year.

Base Salaries

Salaries for Executives are targeted at the median for comparable positions among similarly-sized banking institutions for individuals of similar experience to the Executive. Factors considered in making base salary recommendations include: each person’s job responsibilities, level of experience, individual performance and contribution to the Company’s business, data from the Company’s Human Resources department, and guidance provided by the Compensation Committee’s compensation consultants. The Committee exercised its discretion and judgment based upon these factors, and no specific formula was applied to determine the weight of each factor.

Management Performance Incentive Plan

The Management Performance Incentive Plan (the “MPIP”) is designed to reward executive officers for performance contributions that impacted the overall success of TSFG or its operating units during the fiscal year. The MPIP is intended to motivate those employees and direct their efforts toward achievement of key annual performance objectives. For 2005, TSFG focused on the following areas of performance:

•	earnings per share,
•	return on assets,
•	return on equity, and
•	certain strategic objectives.

The relative weighting of these measures was customized on an individual basis to reflect specific roles, responsibilities, and objectives. The threshold payout level was 35% of each individual’s target bonus amount, and the maximum was 250% of target. In addition, a corporate profitability modifier allowed Short-Term Incentive Plan awards to be adjusted based on overall corporate financial performance. The modifier could reduce incentive plan awards if overall performance fell below expectations or increase awards if overall corporate performance exceeded expectations.

As part of its planning process, the Compensation Committee established superior standards of performance consistent with the “stretch goal” philosophy of the Committee. A target incentive was created for each eligible executive, which ranged from 45% to 75% of base salary depending on the executive. The incentives become payable if the performance goals were achieved, and actual incentive payments could exceed the target levels if merited by corporate or individual performance. The Board of Directors subsequently ratified and approved each of the performance measures and target levels. TSFG communicated the threshold, target, and superior award opportunities to each eligible executive officer. The Compensation Committee and the Board of Directors reserved the authority to subjectively adjust award payouts (positively or negatively) under the Short-Term Incentive Plan if financial considerations or operating circumstances warranted such action. In particular, the Committee would make special considerations for actions taken at the direction of the Board of Directors, which negatively impact earnings in the short term.

At the conclusion of 2005, corporate and individual performance was assessed and payouts were made accordingly under the MPIP. Overall payouts were set at approximately 80% of target, which resulted from consideration of a broad range of performance measures and comparison to 2004 results.

Long-Term Incentive Plans

The 2004 LTIP is the current long-term incentive program. The application of this Plan is described below. The 2004 LTIP continues a TSFG precedent where long-term compensation earned by a participant requires achievement of pre-determined levels of financial performance in addition to continued employment, While the Committee has considered the merits of continuous employment being the sole criteria, the Committee believes that the best interest of TSFG’s shareholders are best served by having pre-determined financial goals as a key determinant of long-term incentive compensation.

2004 Long-Term Incentive Plan

The primary objective of the 2004 LTIP is the same as the predecessor 2001 plan — to link a significant portion of executive compensation opportunity to TSFG financial performance achievements over a multi-year period. The 2004 LTIP focuses on strategic financial success factors, achievement of which presumably will translate into creation of shareholder value. The measures for the 2004 LTIP are

•	growth in earnings per share,
•	return on assets, and
•	return on equity.

The 2004 Plan provides participants with a grant of performance-based restricted stock at the start of the three year performance period. The performance conditions can then be satisfied by exceeding pre-determined annual and three-year performance goals set by the Compensation Committee. No performance shares can be earned by participants under this plan unless financial performance exceeds performance thresholds set by the Compensation Committee and approved by the Board. Once earned, shares of restricted stock vest 20% immediately and 20% per year for each of the subsequent four years.

In 2005, TSFG performance did not meet the goals established by the Committee. As a result, the portion of the award based on 2005 performance was not earned. During 2006, there will be a portion of the award based on 2006 performance, and a portion based on the cumulative performance for the three year period from 2004 through 2006 that is eligible to be earned.

CEO Compensation

Mr. Whittle’s 2005 compensation consisted of base salary, cash incentives, restricted stock, and certain perquisites.

Base Salary. For 2005, Mr. Whittle’s base salary was $795,000. The Committee established Mr. Whittle’s base salary by analyzing compensation levels of other chief executive officers of comparable size banks based on targeted financial services compensation surveys. In addition to base salary, Mr. Whittle received an automobile allowance of $44,640.

Annual Incentive. Mr. Whittle’s cash incentive was determined in accordance with the Management Performance Incentive Plan and was targeted at 75% of base salary if all performance measures were achieved, with a maximum of 187.5% of salary. The Compensation Committee used its discretion under the plan to pay Mr. Whittle $500,000 for 2005, approximately 84% of target. In determining this award, the Committee considered a broad range of performance criteria, and also considered 2005 performance compared to 2004.

Long-Term Incentive. At the beginning of 2004, the Compensation Committee determined grants under the new 2004 LTIP. Under this plan, Mr. Whittle received a grant of performance-based restricted stock for the 2004 to 2006 performance period. While other equity awards may be considered for Mr. Whittle, no further performance-based grants are anticipated during the remainder of the performance period.

To earn the performance-based restricted shares, both annual and three-year financial targets must be reached, and the executive must remain in continuous employment for up to four years after the performance conditions have been satisfied. Based on performance actually achieved, Mr. Whittle can receive between 0 and 150,000 shares under this program. At target performance, Mr. Whittle will receive 120,000 shares over the period 2004-2006.

In 2005, Mr. Whittle was eligible for a target award of 24,000 shares. Based on the payout formulas established for the 2004 LTIP for earnings per share growth, return on assets, and return on equity, Mr. Whittle received no performance shares for 2005 performance. A total of 2,508 shares granted for 2004 performance (20% of the total granted), vested in 2005.

2006 Compensation. At the end of 2005, the Compensation Committee reviewed Mr. Whittle’s base salary and target annual cash compensation by analyzing compensation levels of other chief executive officers of comparable size banks. Based on this review, Mr. Whittle’s salary for 2006 will be $835,000 and target incentive will be 100% of base salary. Under the 2004 LTIP, Mr. Whittle will be eligible for a grant of 24,000 performance shares for 2006 performance, and a grant of 48,000 performance shares for 2004-2006 performance.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code provides that, in general, a public company may not deduct compensation paid to its CEO or one of the other top five executive officers to the extent the compensation exceeds $1 million per year. TSFG’s policy is to develop compensation plans that comply with Section 162(m). The MPIP and LTIP programs are structured to be compliant with Section 162(m). However, the Compensation Committee may award compensation which may not qualify for exemption from the deduction limit under Section 162(m) when the Compensation Committee, in its discretion, determines such awards are necessary for competitive business purposes, such as retaining and attracting employees.

Compensation Committee:

Samuel H. Vickers, Chairman	Darla D. Moore	H. Earle Russell, Jr.	Edward J. Sebastian

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation paid by TSFG during the fiscal years ended December 31, 2005, 2004 and 2003 to TSFG’s CEO and to each of the four most highly compensated executive officers other than the CEO who were executive officers at December 31, 2005 (collectively, the “Named Executive Officers”) for services rendered in all capacities to TSFG and its subsidiaries. For purposes of the table, all bonus and incentive plan award amounts included for a particular year were actually paid or issued in the first quarter of the following year. For example, bonus payments paid in February 2006 are listed as 2005 compensation, because they were earned as of December 31, 2005.

	Annual Compensation					Long-Term Compensation
						Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation		Restricted Stock Awards ($)(3)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
Mack I. Whittle, Jr. President and CEO	2005 2004 2003	839,640 794,640 663,640	500,000 810,000 775,000	160,388 139,908 13,486	(1)	-- 382,972 549,999	-- -- 5,204	-- 7,649 --	532,686 1,071,155 671,587	(4)
J. W. Davis President, Carolina First Bank – North Carolina	2005 2004 2003	280,140 267,640 65,537	180,000 180,000 --	(2) (2) (2)		-- 87,772 --	-- -- 1,821	-- 1,753 --	29,597 32,782 5,709	(5)
John C. DuBose Executive Vice President	2005 2004 2003	324,300 294,300 281,800	200,000 202,500 183,750	(2) (2) (2)		-- 87,772 192,500	-- -- 1,821	-- 1,753 --	292,032 302,176 94,582	(6)
William S. Hummers III Executive Vice President	2005 2004 2003	376,280 336,280 306,380	200,000 225,000 232,500	(2) (2) (2)		-- 127,657 227,333	-- -- 2,151	-- 2,550 --	5,066,567 523,633 389,427	(7)
James W. Terry, Jr. President, Carolina First Bank	2005 2004 2003	328,740 303,740 278,740	150,000 180,000 206,250	(2) (2) (2)		-- 87,772 201,666	-- -- 1,908	-- 1,753 --	257,715 384,040 247,501	(8)
(1)

Included in this column are $25,000 for tax and financial advisory services, $12,595 for personal use of the Company airplane, and $122,793 in taxes paid with respect to certain benefit and contractual obligations. The Board, by policy, has endorsed the CEO’s use of the Company airplane to limit travel time, protect the confidentiality of travel and Company business, and enhance personal security.

(2)

Certain amounts may have been expended by TSFG that may have had value as a personal benefit to the executive officer. However, the total value of such benefits did not exceed the lesser of $50,000 or 10% of the annual salary and bonus of such executive officer.

(3)	Restricted stock granted with respect to 2004 and 2003 performance vest 20% immediately and 20% over the four anniversaries following the date of grant.
(4)

This is comprised of (1) $12,600 contributed to its 401(k) plan on behalf of Mr. Whittle as matching contributions, all of which was vested, (2) $1,477 contributed to TSFG’s Employee Stock Ownership Plan (the “ESOP”), (3) $141,551 in premiums paid on behalf of Mr. Whittle with respect to insurance not generally available to all TSFG employees (4) $40,106 paid in connection with the Deferred Compensation Plan, and (5) $336,952 expensed in connection with TSFG Supplemental Executive Retirement Plan (the “SERP”). At December 31, 2005, Mr. Whittle had 21,693 shares of restricted stock which remained subject to forfeiture, which based on TSFG’s closing stock price on December 31, 2005, had an aggregate value of $597,425. Mr. Whittle was granted 19,434, 12,540, -0- shares of restricted stock in 2003, 2004, and 2005, respectively.

(5)

This is comprised of (1) $12,600 contributed to its 401(k) plan on behalf of Mr. Davis as matching contributions, all of which was vested, (2) $1,477 contributed to the ESOP, (3) $8,020 in premiums paid on behalf of Mr. Davis with respect to insurance not generally available to all TSFG employees (4) $7,500 paid in connection with the Deferred Compensation Plan. At December 31, 2005, Mr. Davis had 2,300 shares of restricted stock which remained subject to forfeiture, which based on TSFG’s closing stock price on December 31, 2005, had an aggregate value of $63,342. Mr. Davis was granted -0-, 2,874 and -0- restricted shares in 2003, 2004 and 2005, respectively.

(6)

This is comprised of (1) $12,600 contributed to its 401(k) plan on behalf of Mr. DuBose as matching contributions, all of which was vested, (2) $1,477 contributed to the ESOP, (3) $20,724 in premiums paid on behalf of Mr. DuBose with respect to insurance not generally available to all TSFG employees (4) $32,735 paid in connection with the Deferred Compensation Plan, and (5) $224,496 expensed in connection with the SERP. At December 31, 2005, Mr. DuBose had 6,382 shares of restricted stock which remained subject to forfeiture, which based on TSFG’s closing stock price on December 31, 2005, had an aggregate value of $175,760. Mr. DuBose was granted 6,802, 2,874 and -0- restricted shares in 2003, 2004 and 2005, respectively.

(7)

This is comprised of (1) $12,600 contributed to its 401(k) plan on behalf of Mr. Hummers as matching contributions, all of which was vested, (2) $1,477 contributed to the ESOP, (3) $20,393 in premiums paid on behalf of Mr. Hummers with respect to insurance not generally available to all TSFG employees (4) 35,300 paid in connection with the Deferred Compensation Plan, (5) $2,233,862 expensed in connection with the SERP, (6) $367,500 which became payable in 2005 to Mr. Hummers either over 2006 or upon termination of employment, and (7) $2,395,435 which is irrevocably payable to Mr. Hummers in connection with his resignation from TSFG on or before December 31, 2006. At December 31, 2005, Mr. Hummers had 8,164 shares of restricted stock which remained subject to forfeiture, which based on TSFG’s closing stock price on December 31, 2005, had an aggregate value of $224,837. Mr. Hummers was granted 8,033, 4,180 and -0- restricted shares in 2003, 2004 and 2005, respectively.

(8)

This is comprised of (1) $12,600 contributed to its 401(k) plan on behalf of Mr. Terry as matching contributions, all of which was vested, (2) $1,477 contributed to the ESOP, (3) $11,633 in premiums paid on behalf of Mr. Terry with respect to insurance not generally available to all TSFG employees (4) $33,459 paid under the Deferred Compensation Plan and (5) $198,546 expensed in connection with the SERP. At December 31, 2005, Mr. Terry had 6,576 shares of restricted stock which remained subject to forfeiture, which based on TSFG’s closing stock price on December 31, 2005, had an aggregate value of $181,103. Mr. Terry was granted 7,126, 2,874 and -0- restricted shares in 2003, 2004 and 2005, respectively.

STOCK OPTIONS/SAR GRANTS

No stock options were granted to any TSFG executive officers for service during 2004 or 2005.

STOCK OPTION/SAR EXERCISES

The following table sets forth information with respect to options to purchase shares of TSFG common stock held by the Named Executive Officers and the number of shares covered by both exercisable and unexercisable stock options in 2005. Also reported are the values for the “in-the-money” options which represent the positive spread between the exercise price of any such existing stock option and the year-end fair market value of the TSFG common stock.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at 2005 Fiscal Year-End (#) Exercisable/Unexercisable		Value of Unexercised In-the-Money Options at 2005 Fiscal Year-End ($) (1) Exercisable/Unexercisable
Mack I. Whittle, Jr.	11,987	$179,206	243,656	15,675	$1,548,013	$84,257
J. W. Davis	--	--	9,272	6,000	95,851	5,940
John C. DuBose	--	--	53,656	6,074	299,323	33,587
William S. Hummers III	--	--	120,874	6,977	696,932	38,475
James W. Terry, Jr.	8,360	143,150	68,180	6,212	291,251	34,284

(1)

The indicated value is based on exercise prices ranging from $10.11 to $31.26 per share and a per share value of $27.54, which was the closing market price of TSFG’s common stock on December 31, 2005 as reported by Nasdaq.

LONG-TERM INCENTIVE PLANS - AWARDS IN 2005

No options or restricted stock were granted to executive officers in 2005 under long-term incentive plans.

EQUITY COMPENSATION PLAN DATA

The table below sets forth information regarding TSFG’s equity compensation plans at January 31, 2006.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column of numbers)
Equity compensation plans approved by security holders (1)	4,254,843(2)	$20.96	2,878,859
Equity compensation plans not approved by security holders (3)	--	--	--
Total	4,254,843 (2)	$20.96	2,878,859
(1)

These plans (as defined in the applicable SEC rules) are as follows: The TSFG Stock Option Plan, the TSFG Restricted Stock Agreement Plan, the Director Stock Option Plan, the Amended and Restated Fortune 50 Plan, the 2001 Long-Term Incentive Plan, the 2004 Long-Term Incentive Plan, and option plans assumed by TSFG as a result of acquisitions.

(2)	Of this amount, 767,860 options have been issued pursuant to non-TSFG Plans.
(3)

TSFG has adopted no “equity compensation plans” as defined in the applicable SEC rules, which have not been approved by its shareholders. TSFG believes that all equity compensation plans to which it succeeded in connection with mergers and acquisitions were approved by such acquired entities’ shareholders.

EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

TSFG has entered into Noncompetition, Severance and Employment agreements with certain executive officers of TSFG, including J. W. Davis, John C. DuBose, William S. Hummers III, James W. Terry, Jr. and Mack I. Whittle, Jr. The agreements are summarized below. However, this summary is qualified in its entirety by reference to the agreements themselves, copies of which are available from TSFG or from TSFG's public filings with the Securities and Exchange Commission. Defined terms in the various agreements are substantially similar but vary in certain respects from agreement to agreement. An “Involuntary Termination” generally occurs when the executive terminates his employment due to (1) a change in his responsibilities, position or authority, (2) a change in the terms or status of the agreement, (3) a reduction in his compensation or benefits, (4) his forced relocation outside his area, or (v) a significant increase in his travel requirements. A “Voluntary Termination” occurs when the executive terminates his employment following a “change in control” not the result of items constituting an Involuntary Termination. Non-capitalized terms that are in quotes and used in the descriptions below are as defined in the respective agreements. “Legitimate TSFG Reasons” generally means (1) “cause,” (2) if the executive becomes “disabled,” or (3) upon the executive's death. “Legitimate Executive Reasons” generally means (1) TSFG's uncured breach of the agreement, (2) a Voluntary Termination, or (3) an Involuntary Termination.

J. W. Davis. Under his agreement, TSFG is obligated to pay him an annual salary determined by the Board. In addition, the Board may pay Mr. Davis an additional incentive cash bonus pursuant to TSFG's incentive compensation plans and certain other typical executive benefits. Mr. Davis's agreement has a rolling term of three years. Either party may give written notice to the other, at which point the term is fixed at three years from the date of notice, terminating on the expiration of such term. Mr. Davis may terminate the agreement for Legitimate Executive Reasons. If Mr. Davis terminates his employment other than for Legitimate Executive Reasons, TSFG's obligations under the agreement cease as of the date of such termination. If Mr. Davis terminates his employment as a result of clauses (1) or (3) of the Legitimate Executive Reasons and there has been a change in control, he is entitled to receive a lump sum amount equal to three times his annual total compensation. If Mr. Davis terminates his employment pursuant to clause (1) of the Legitimate Executive Reasons in the absence of a change in control, he is entitled to receive a lump sum amount equal to one times his annual total compensation. If Mr. Davis terminates his employment pursuant to clause (2) of the Legitimate Executive Reasons, he is entitled to receive a lump sum amount equal to one times his annual compensation and will also be entitled to receive his base salary and other benefits due to him through his termination date. TSFG may terminate the agreement at any time for Legitimate TSFG Reasons or without cause. If TSFG terminates Mr. Davis's employment for Legitimate TSFG Reasons, TSFG's obligations under the agreement cease as of the date of termination. However, if Mr. Davis is terminated for cause after a change in control, then such termination shall be treated as a Voluntary Termination. If TSFG terminates Mr. Davis without cause, and there has been a change in control, he will be entitled to receive as severance a lump sum payment equal to three times his total annual compensation. If TSFG terminates Mr. Davis without cause in the absence of a change in control, he will be entitled to receive as severance a lump sum payment equal to the compensation and benefits that would be provided to him for the remaining term of the contract. In the event of termination by Mr. Davis for a Legitimate Executive Reason, or in the event of termination by TSFG without cause, he will become vested in all TSFG share grants or options, and be deemed to be retired and credited with TSFG service for the remaining term of the agreement for the purposes of TSFG's benefit plans. In the event that Mr. Davis's employment is terminated by him or by TSFG prior to a Change in Control and other than as a result of death or disability, then he may not, for a period of three years following such termination of employment, compete against TSFG as provided in the agreement. If Mr. Davis's employment is terminated for any reason following a change in control, there will be no limitation on any activity of Mr. Davis.

John C. DuBose. Under his agreement, TSFG is obligated to pay him an annual salary determined by the Board. In addition, the Board may pay Mr. DuBose an additional incentive cash bonus pursuant to TSFG's incentive compensation plans and certain other typical executive benefits. Mr. DuBose's agreement has a rolling term of five years and extends automatically until he turns 60, at which point the term is converted into a five year fixed term which terminates upon its expiration. Either party may give written notice to the other, at which point the term is fixed at five years from the date of notice, terminating on the expiration of such term. Mr. DuBose may terminate the agreement for Legitimate Executive Reasons. If Mr. DuBose terminates his employment other than for Legitimate Executive Reasons, TSFG's obligations under the agreement cease as of the date of such termination. If Mr. DuBose terminates his employment as a result of clauses (1) or (3) of the Legitimate Executive Reasons, he is entitled to receive a lump sum amount equal to three times his annual total compensation and will also be entitled to receive his base salary, bonus, and other benefits and allowances due to him through his termination date. If Mr. DuBose terminates his employment pursuant to clause (2) of the Legitimate Executive Reasons following a change of control, he is entitled to receive a lump sum amount equal to one times his annual compensation and will also be entitled to receive his base salary and other benefits due to him through his termination date. TSFG may terminate the agreement at any time for Legitimate TSFG Reasons or without cause. If TSFG terminates Mr. DuBose's employment for cause, TSFG's obligations under the agreement cease as of the date of termination. However, if Mr. DuBose is terminated for cause after a change in control, then such termination shall be treated as a Voluntary Termination, except that all his rights pursuant to share grants or options granted by TSFG do not become vested or released from all conditions and restrictions and Mr. DuBose is not deemed to be retired or credited with TSFG service for the remaining term of the agreement for the purposes of TSFG's benefit plans. If TSFG terminates Mr. DuBose pursuant to clauses (2) or (3) of the Legitimate Business Reasons, TSFG's obligations under the agreement generally cease as of the date of termination. If TSFG terminates Mr. DuBose without cause, he will be entitled to receive as severance a lump sum payment equal to three times his total annual compensation. In the event of termination by Mr. DuBose for a Legitimate Executive Reason, or in the event of termination by TSFG without cause, he will become vested in all TSFG share grants or options, and be deemed to be retired and credited with TSFG service for the remaining term of the agreement for the purposes of TSFG's benefit plans. In the event that Mr. DuBose's employment is terminated by him as a result of clauses (1) or (3) of the Legitimate Executive Reasons or by TSFG without cause, then he may not, for a period of five years following such termination of employment compete against TSFG as provided in the agreement. If the covenant not to compete is triggered, Mr. DuBose will receive, in addition to any other payments, a total of five times his annual cash compensation. TSFG will also continue to provide certain other benefits for five years following the commencement of the non-compete period. The amount paid to Mr. DuBose under this covenant not to compete will be grossed up for taxes payable by him. If Mr. DuBose terminates his employment for other than a Legitimate Executive Reason or as a result of clause (2) of the Legitimate Executive Reasons, he may not, for a period of one year following such termination of employment, compete against or interfere with TSFG as provided in the agreement and receives no additional compensation as detailed above. Notwithstanding the foregoing, if Mr. DuBose voluntarily or involuntarily terminates the agreement after a change in control, he shall not enter into any employment or consulting relationship for general banking activities with a competitor during the Noncompete Period, but may enter into a consulting relationship limited to information and technology services with a competitor outside the State of South Carolina.

William S. Hummers III. In December 2005, the Company and Mr. Hummers entered into a letter agreement, which supersedes his existing Noncompetition, Severance and Employment Agreement with the Company. Pursuant to this letter agreement, the parties contemplate that Mr. Hummers will work as Chief Risk and Administrative Officer through December 31, 2006, unless the Company elects to terminate him earlier. However, Mr. Hummers is entitled to receive his full salary for the entire 2006 year, regardless of whether he remains employed. During 2006, for so long as he is employed, he will receive typical benefits associated with a senior executive officer, including the right to participate in the short-term incentive compensation plan, the long term incentive compensation plan, the SERP, the Deferred Compensation Plan and other benefits and compensation which he had previously been receiving. Mr. Hummers will be entitled to receive $2,395,435 six months after his last day of employment. Mr. Hummers will become fully vested in all options and restricted stock held on his last day of employment and become fully vested in all other Company benefits, including his SERP. Mr. Hummers agrees that for two years following his last day of employment with the Company he will not compete against the Company, as provided in the letter agreement.

James W. Terry, Jr. Under his agreement, TSFG is obligated to pay him an annual salary determined by the Board, such incentive compensation as may become payable to him under TSFG's incentive compensation plans and certain other typical executive benefits. Mr. Terry's agreement has a rolling term of three years and extends automatically until either party gives written notice to the other, at which point the term is fixed at three years from the date of notice, terminating on the expiration of such term. Mr. Terry may terminate the agreement for Legitimate Executive Reasons. If Mr. Terry terminates his employment other than for Legitimate Executive Reasons, TSFG's obligations under the agreement cease as of the date of such termination. If Mr. Terry terminates his employment as a result of clause (1) and there has been a change in control, or clause (3) of the Legitimate Executive Reasons, he is entitled to receive a lump sum amount equal to three times his total annual compensation and benefits, and he will also be entitled to receive his base salary and other benefits due him through his termination date. If Mr. Terry terminates his employment as a result of clause (1) of the Legitimate Executive Reasons in absence of a change in control, he is entitled to receive a lump sum amount equal to one times his total annual compensation. If Mr. Terry terminates his employment pursuant to clause (2) of the Legitimate Executive Reasons following a change in control, he is entitled to receive an amount generally equal to one year's compensation and benefits, and he will also be entitled to receive his base salary and other benefits due him through his termination date. If TSFG terminates Mr. Terry's employment as a result of the Legitimate TSFG Reasons, TSFG's obligations under the agreement cease as of the date of termination, except that if he is terminated for cause after a change in control, then such termination shall be treated as a Voluntary Termination. If TSFG terminates Mr. Terry without cause and there has been a change of control, he will be entitled to receive as severance a lump sum payment equal to three times his total annual compensation and benefits. If TSFG terminates him without cause in the absence of a change of control, he will be entitled to receive as severance his compensation and benefits for the remaining term of the agreement. In the event of termination by Mr. Terry for a Legitimate Executive Reason, or in the event of termination by TSFG without cause, he will become vested in all TSFG share grants or options, and credited with TSFG service for the remaining term of the agreement for the purposes of TSFG's benefit plans. In the event that Mr. Terry's employment is terminated by him as a result of clause (1) or by TSFG without cause, then he may not, for a period of three years following such termination of employment, compete against TSFG as described in the agreement. If for any reason Mr. Terry's employment is terminated following a change in control, there will be no limitation on any activity of Mr. Terry.

Mack I. Whittle, Jr. Under his agreement, TSFG is obligated to pay him an annual salary determined by the Board, such incentive compensation as may become payable to him under TSFG's incentive compensation plans, and certain other typical executive benefits. Mr. Whittle's agreement has a fixed term which expires on his 65th birthday (in 2014). Mr. Whittle may terminate the agreement for Legitimate Executive Reasons. If Mr. Whittle terminates his employment other than for Legitimate Executive Reasons, TSFG's obligations under the agreement cease as of the date of such termination. If Mr. Whittle terminates his employment as a result of clauses (1) or (3) of the Legitimate Executive Reasons, he is entitled to receive a lump sum amount equal to three times his total annual compensation and benefits, and he will also be entitled to receive his base salary and other benefits due him through the termination date of the agreement. If Mr. Whittle terminates his employment pursuant to clause (2) of the Legitimate Executive Reasons following a change in control, he is entitled to receive an amount generally equal to one year's compensation, and he will also be entitled to receive his base salary and other benefits due him through his termination date. If TSFG terminates Mr. Whittle for Legitimate TSFG Reasons, TSFG's obligations under the agreement generally cease as of the date of termination. However, if Mr. Whittle is terminated for cause after a change in control, then such termination shall be treated as a Voluntary Termination, but he will not become vested in TSFG share grants or options, nor will he be deemed to be retired or credited with TSFG service for the remaining term of the agreement for purposes of TSFG's benefit plans. If TSFG terminates Mr. Whittle without cause, he will be entitled to receive as severance a lump sum payment equal to three times his total annual compensation. In the event of termination by Mr. Whittle for a Legitimate Executive Reason, or in the event of termination by TSFG without cause, Mr. Whittle will become vested in all TSFG share grants or options, and be deemed to be retired and credited with TSFG service for the remaining term of the agreement for the purposes of TSFG's benefit plans. In the event that Mr. Whittle's employment is terminated before a change in control voluntarily by Mr. Whittle as a result of clauses (1) or (3) of the Legitimate Executive Reasons or by TSFG without cause, then Mr. Whittle may not, for a period of five years following such termination of employment, compete against TSFG as described in the agreement. If the covenant not to compete is triggered, Mr. Whittle will receive, in addition to any other payments, a total of ten times his annual cash compensation. TSFG will also continue to provide certain other benefits for ten years following the commencement of the non-compete period. The amount paid to Mr. Whittle under this covenant not to compete will be grossed up for taxes payable by him. However, if Mr. Whittle terminates his employment for other than a Legitimate Executive Reason or voluntarily under clause (2) of the Legitimate Executive Reasons, TSFG's obligations under the agreement cease as of his termination date and he may not, for a period of one year following his date of termination, compete against TSFG as described in the agreement and receives no additional compensation as detailed above.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

TSFG maintains non-qualified Supplemental Executive Retirement Plans (“SERPs”) for certain executive officers. These plans provide salary continuation benefits after the participant reaches normal retirement age (age 65) or early retirement (age 55 and 7 years of service) and continue for 15 years. The SERPs also provide limited benefits in the event of early termination or disability while employed by TSFG and full benefits to the officer’s beneficiaries in the event of the officer’s death. The officers vest in the benefits over a number of years as defined by the SERPs, usually 10 years. In the event of a change of control of TSFG as defined in the SERPs, the officers become 100% vested in the total benefit. TSFG has purchased life insurance policies on these officers in order to fund the payments required by the SERPs. However, the SERPs are unfunded plans, which mean there are no specific assets set aside by TSFG in connection with the plans. The executive has no rights under the agreement beyond those of a general creditor of the bank. TSFG has currently entered into SERP contracts with approximately 23 individuals, four of whom are Named Executive Officers.

All benefits earned under the SERPs are calculated as a specified percentage of the annual average of the highest three fiscal years of compensation (defined as annual base salary and annual bonus) earned by the Executive during the last ten fiscal years of employment. The SERP provides benefits that would otherwise be denied participants under a qualified retirement plan because of Internal Revenue Code limitations on qualified plan benefits, as well as additional benefits that serve to attract and retain high quality senior executive talent for the organization. The specified percentage for normal retirement benefits for most of the SERPs begin at 40% until the Executive has been employed five years, at which time it increases to 60%. The specified percentage for early retirement benefits generally begin at 30% upon reaching eligibility for early retirement, and increase by 3% per year until normal retirement, at which point it becomes 60%. The specified percentage for early retirement benefits for Mr. Whittle and Mr. Hummers at December 31, 2005 was 59% and 60%, respectively. The specified percentage for early retirement benefits for Mr. Whittle for early retirement benefits increases to 60% in 2006.

The table below shows the estimated annual retirement benefits payable at normal retirement age of 65 under the SERPs and the estimated early retirement benefits payable for those eligible for early retirement. The normal retirement benefits are computed as straight life annuities beginning at age 65. The estimated benefits were calculated assuming annual compensation increases of 5% per year until retirement date, and assuming vesting requirements have been met. If the conditions of vesting are not met, or the Executive terminates prior to normal retirement, the benefit amounts could be less.

Post-Employment Compensation

Name	Date of Birth	Years of credited service	Estimated Normal Retirement Annual Benefit	Estimated Present Value at Age 65 of Normal Retirement Benefits	Estimated Early Retirement Annual Benefit (1)	Estimated Present Value at 12/31/06 of Early Retirement Benefits
Mack I. Whittle, Jr.	11/5/1948	20	$ 1,099,751	$ 11,442,961	$ 863,170	$ 6,274,538
J.W. Davis (2)	2/16/1947	2	--	--	--	--
John C. DuBose	9/1/1951	7	465,768	4,846,338	148,250	928,747
William S. Hummers III	7/22/1945	18	N/A	N/A	330,500	3,349,799
James W. Terry, Jr.	2/19/1948	15	371,693	3,867,482	181,513	1,372,421

(1) Calculated using the average of the three highest years of compensation, including the estimated compensation for 2006, and the vesting percentage as of December 31, 2006.

(2) Pursuant to TSFG’s existing Noncompetition, Severance, and Employment Agreement with Mr. Davis, TSFG is obligated to provide Mr. Davis with SERP benefits at the point in time (and to the extent) that his benefits under TSFG’s SERP would exceed the benefits paid to him under his SERP agreement with MountainBank Financial Corporation, of which Mr. Davis was CEO and which was merged into TSFG in October 2003. At this time, TSFG has not entered into a SERP agreement with Mr. Davis.

ITEM NO. 2 - RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS TSFG'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2006

Ratification of PricewaterhouseCoopers

The Board of Directors recommends the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for TSFG and its subsidiaries for fiscal year 2006 and to audit and report to the shareholders upon the financial statements and internal controls of TSFG as of and for the period ending December 31, 2006. KPMG LLP served as TSFG’s independent auditors during fiscal year 2005.

Representatives of both KPMG LLP and PricewaterhouseCoopers LLP will be present at the Annual Meeting, and such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions that the shareholders may have. Neither the firm nor any of its members has any relation with TSFG except in the firm’s capacity as auditors or as advisors. The appointment of auditors is approved annually by the Board of Directors and, commencing with fiscal year 2003, subsequently submitted to the shareholders for ratification. The decision of the Board is based on the recommendation of the Audit Committee.

Ratification requires the approval of holders of a majority of the votes cast by the TSFG shareholders with respect to this matter. Abstentions and broker non-votes will have no effect upon the vote on this matter.

The Board unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.

Appointment of PricewaterhouseCoopers and Dismissal of KPMG

On December 14, 2005, the Board of TSFG (acting upon the recommendation of the Audit Committee) approved the dismissal of KPMG LLP as the Company's independent registered public accounting firm, effective upon the completion of the audit of the Company's financial statements as of and for the year ending December 31, 2005, and issuance of their report thereon and notified KPMG LLP of their decision on December 16, 2005.

The audit reports of KPMG LLP on the consolidated financial statements of the Company for the years ended December 31, 2004 and 2003 did not contain an adverse opinion or disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principles, except that the report on the consolidated financial statements of the Company for the years ended December 31, 2004 and 2003 contained a separate paragraph stating that the “consolidated financial statements have been restated.”

The audit report of KPMG LLP on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG LLP’s report (1) includes a separate paragraph which states that “as stated in the fifth paragraph of Management’s Report on Internal Control over Financial Reporting (Restated), management’s assessment of the effectiveness of TSFG’s internal control over financial reporting has been revised”, and (2) indicates that the Company did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the following: “As of December 31, 2004, TSFG had ineffective policies and procedures to account for certain derivative financial instruments under Statement of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133). Specifically, TSFG’s policies and procedures did not provide for sufficient testing and verification of the criteria for the “short-cut” method to ensure proper application of the provisions of SFAS 133 at inception for certain derivative financial instruments and did not provide for periodic timely review of the proper accounting for certain derivative financial instruments for periods subsequent to inception. In addition, TSFG did not have personnel possessing sufficient technical expertise related to the application of the provisions of SFAS 133, or with sufficient understanding of derivative instruments.”

In connection with the audits of the two fiscal years ended December 31, 2004 and 2003 and through December 16, 2005, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused it to make reference thereto in its reports on the financial statements for such years.

In connection with the audits of the two fiscal years ended December 31, 2004 and 2003 and through December 16, 2005, there were no reportable events, as defined in Item 304 (a)(1)(v) of the SEC’s Regulation S-K, except that KPMG LLP discussed with the Company the material weakness described above.

On December 14, 2005, the Audit Committee engaged PricewaterhouseCoopers LLP as the Company's new independent registered public accounting firm for the year 2006. During the years ended December 31, 2004 and 2003 and through December 14, 2005, the Company did not consult with PricewaterhouseCoopers LLP regarding either (1) the application of accounting principles to any specific completed or contemplated transaction, (2) the type of audit opinion that might be rendered on the Company's financial statements or (3) any matters or reportable events as set forth in Item 304(a)(1)(iv) and (v) of the SEC’s Regulation S-K.

RELATED PARTY TRANSACTIONS

TSFG’s Directors and officers and their associates have had, and TSFG expects them to have in the future, banking transactions in the ordinary course of business with TSFG’s banking subsidiaries. These transactions are on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated third parties. Such loans have not involved more than normal risks of collectibility nor have they presented any other unfavorable features. The aggregate dollar amount of these loans was approximately $39.5 million at December 31, 2005. During 2005, new loans of approximately $14.9 million were made, and repayments of principal totaled approximately $14.9 million.

MISCELLANEOUS MATTERS RELATING TO THE ANNUAL MEETING

Householding of Proxy Statement, Form 10-K and Annual Report

Our stock transfer agent and a number of brokers with accountholders who are owners of TSFG common stock will be “householding” our proxy materials. This means that only one copy of this Proxy Statement, the 2005 Annual Report to Shareholders and the Annual Report on Form 10-K may have been sent to you and the other TSFG shareholders who share your address. Householding is designed to reduce the volume of duplicate information that shareholders receive and reduce TSFG's printing and mailing expenses.

If your household has received only one copy of these materials, and you would prefer to receive separate copies of these documents, either now or in the future, please call our transfer agent (Registrar and Transfer Company) at 800-368-5948 or e-mail them at info@rtco.com. They will deliver separate copies promptly. If you are now receiving multiple copies of our proxy materials and would like to have only one copy of these documents delivered to your household in the future, please contact Registrar and Transfer Company in the same manner.

EXPENSES OF SOLICITATION

TSFG will bear the cost associated with this solicitation, including the cost of preparing, handling, printing and mailing these Proxy Materials. Proxies will be solicited principally through these Proxy Materials. Proxies may also be solicited by telephone or through personal solicitation conducted by regular TSFG employees. Employees will be reimbursed for the actual out-of-pocket expenses incurred in connection with such solicitation. Banks, brokers and other custodians are requested to forward these Proxy Materials to their customers where appropriate, and TSFG will reimburse such banks, brokers and custodians for their reasonable out-of-pocket expenses incurred in sending these Proxy Materials to beneficial owners of the shares.

PROPOSALS BY SHAREHOLDERS

A shareholder who wishes to either (1) present a proposal for inclusion in the proxy materials relating to TSFG’s Annual Meeting of Shareholders to be held in 2007 or (2) propose one or more Director nominees for consideration by the Nominating and Corporate Governance Committee, should submit his or her proposals on or before November 18, 2006, to the Corporate Secretary of The South Financial Group, 102 S. Main Street, Greenville, South Carolina 29601. After that date, a proposal will not be considered timely. Shareholders submitting proposals for inclusion in the proxy statement and form of proxy must comply with the proxy rules under the Securities Exchange Act of 1934, as amended, and all shareholders submitting proposals must comply with the Bylaw requirements described below.

The Bylaws of TSFG require timely advance written notice of shareholder nominations of Director candidates and of any other proposals to be presented at an annual meeting of shareholders. In the case of Director nominations by shareholders, the Bylaws require that a shareholder’s notice be delivered to the principal executive offices of TSFG during the period of time from the 30th day to the 60th day prior to the annual meeting of shareholders at which Directors are to be elected, unless such requirement is expressly waived in advance of the meeting by formal action of the Board of Directors. In the case of other proposals by shareholders at an annual meeting, the Bylaws require that advance written notice be delivered to TSFG’s Corporate Secretary (at the address indicated above). To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of TSFG between the 60th and 90th days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, such shareholder notice must be so delivered between the 60th and 90th days prior to such annual meeting or within 10 days following the day on which public announcement of the date of such meeting is first made by TSFG. Such written notification to the Board must contained certain information about the shareholder making the proposal (as detailed in TSFG’s Bylaws) and otherwise comply with the procedure set forth in TSFG’s Bylaws. A copy of the Bylaws is available upon request to the Corporate Secretary of TSFG at the address indicated above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires TSFG's Directors, executive officers and 10% shareholders to file reports of holdings and transactions in TSFG common stock with the Securities and Exchange Commission. Based on a review of Section 16(a) reports received by TSFG and written representations from its Directors and executive officers, TSFG believes that all of its executive officers, Directors and 10% shareholders have made all filings required under Section 16(a) for 2005 in a timely manner, except as follows:

Each of Messrs. Crawford, Hummers, Spencer, Sperry, Whittle and Ms. Jeffrey filed one late Form 4 with respect to the tender of shares to TSFG in connection with the payment of taxes due on the vesting of restricted stock in January 2005, which were approximately 21 days late. A Form 4 for Mr. DuBose with respect to the tender of shares to TSFG in connection with the payment of taxes was inadvertently omitted from the series of related filings by an outside service provider and was filed approximately 10 months late. A Form 4 for each of Messrs. Brant, Grimes, Hagy, Pritchett, Russell, Schooler, Sebastian, Smith, Timmons, Vickers and Wakefield was filed approximately 4 days late with respect to their receipt of a stock grant in April 2005.

FINANCIAL INFORMATION

TSFG’s 2005 Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2005 (without exhibits) are enclosed. Additional copies may be obtained upon request from The South Financial Group, Post Office Box 1029, Greenville, South Carolina 29602, Attention: Investor Relations Department. Copies may also be obtained online at www.thesouthgroup.com.

March 18, 2006	By order of the Board of Directors,

William P. Crawford, Jr.
Executive Vice President, General Counsel and Secretary

Appendix A

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

OF THE SOUTH FINANCIAL GROUP, INC.

PURPOSE

The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of The South Financial Group, Inc. (the “Company”). The primary function of the Committee is to assist the Board in fulfilling its oversight responsibilities, primarily through:

•	overseeing management’s conduct of the Company’s financial reporting process and all systems of internal controls;
•	overseeing the operations and effectiveness of the Company’s loan review and corporate compliance functions;
•	monitoring the performance of the Company’s internal auditors; and
•	monitoring the independence and performance of the Company’s outside auditors; and
•	providing an avenue of communication among the outside auditors, management and the Board.

COMPOSITION

1.             The Committee shall have at least three (3) members at all times, each of whom must be independent of management, as well the Company and each of its affiliates. A member of the Committee shall be considered independent if:

(a)          in the sole discretion of the Board, it is determined that he or she has no relationship that may interfere with the exercise of his or her independent judgment; and

(b)          he or she meets the Nasdaq rules regarding independence of audit committee members.

2.           If any member of the Committee enters into or develops a “business relationship” (as that term is defined in applicable Nasdaq rules), that member shall have an affirmative obligation to promptly disclose such relationship to the Board.

3.           No member of the Committee shall accept any consulting, advisory or other compensatory fee from the Company other than in connection with serving on the Committee or as a member of the Board.

4.           All members of the Committee shall have a practical knowledge of finance and accounting and be able to read and understand fundamental financial statements or be able to do so within a reasonable period of time after appointment to the Committee.

5.           At least one member of the Committee shall have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment. At least one member of the Committee shall be a “financial expert,” as defined by the regulations by the Securities and Exchange Commission (the “SEC”) adopted in accordance with the Sarbanes-Oxley Act of 2002.

6.           Each member of the Committee shall be appointed by the Board and shall serve until the earlier to occur of the date on which he or she shall be replaced by the Board, resigns from the Committee, or resigns from the Board.

MEETINGS

1.           The Committee shall meet as frequently as circumstances dictate, but no less than four times annually. The Board shall name a chairperson of the Committee, who shall prepare and/or approve an agenda in advance of each meeting. A majority of the members of the Committee shall constitute a quorum. The Committee shall maintain minutes or other records of meetings and activities of the Committee.

2.           The Committee shall, through its chairperson, report regularly to the Board following the meetings of the Committee, addressing such matters as the quality of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the outside auditors, the performance of the internal audit function or other matters related to the Committee’s functions and responsibilities.

RESPONSIBILITIES AND DUTIES

The Committee’s principal responsibility is one of oversight. The Company’s management is responsible for preparing the Company’s financial statements and the outside auditors are responsible for auditing and/or reviewing those financial statements.

While the Committee has the powers and responsibilities set forth in this charter, it is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements present fairly the financial position, the results of operations and the cash flows of the Company, in compliance with generally accepted accounting principles. This is the responsibility of management and the outside auditors. In carrying out these oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the outside auditors’ work.

The Committee’s specific responsibilities are as follows:

General

1.           The Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee shall have unrestricted access to members of management and other employees of the Company, as well as all information relevant to the carrying out of its responsibilities.

2.           The Committee shall, with the assistance of management, the outside auditors and legal counsel, as the Committee deems appropriate, review and evaluate, at least annually, the Committee’s:

(a)	charter;
(b)	powers and responsibilities; and
(c)	performance.

The Committee shall report and make recommendations to the Board with respect to the foregoing, as appropriate.

3.           The Committee shall ensure inclusion of its then-current charter in the proxy statement for the Company’s annual meetings of shareholders, at least once every three years in accordance with regulations of the SEC.

4.           The Committee shall prepare annual Committee reports for inclusion in the proxy statements for the Company’s annual meetings, as required by rules promulgated by the SEC.

5.           The Committee shall, in addition to the performance of the duties described in this charter, undertake such additional duties as from time to time may be:

(a)	delegated to it by the Board;
(b)	required by law or under Nasdaq rules; or
(c)	deemed desirable, in the Committee’s discretion, in connection with its functions described in this charter.

6.           The Committee shall be empowered to retain, at the Company’s expense, independent counsel, accountants or others for such purposes as the Committee, in its sole discretion, determines to be appropriate to carry out its responsibilities.

7.             In light of the responsibilities of the Capital Management and Risk Committee of the Board of Directors (the “Risk Committee”) with respect to certain risk and compliance matters, the Audit Committee shall each provide the Risk Committee with information and reports regarding its activities, as necessary and appropriate and obtain the same from the Risk Committee.

Internal Controls and Risk Assessment

1.           The Committee shall review at least annually with management and the outside auditors (and more often if deemed appropriate by the Committee):

(a)	the internal audit budget, staffing, performance, and audit plan; and

(b)            the Company’s risk management area, including receiving a report from the Company’s head of risk management addressing each of the Company’s identified risk areas and describing the processes in place to monitor and control those risks.

The Committee shall have the express authority and responsibility to independently assess the internal audit budget, staffing, performance, and audit plan.

2.           The Committee shall review at least quarterly with management and the outside auditors (and more often if deemed appropriate by the Committee):

(a)          material findings of internal audit reviews and management’s response, including any significant changes required in the internal auditor’s audit plan or scope and any material difficulties or disputes with management encountered during the course of the audit;

(b)         the operations and effectiveness of or weaknesses in the Company’s loan review process and corporate compliance function; and

(c)          the effectiveness of or weaknesses in the Company’s internal controls, including computerized information system controls and security, the overall control environment and accounting and financial controls.

3.           The Committee shall obtain from the outside auditors their recommendations regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and its subsidiaries and review the correction of controls deemed to be deficient.

4.           The Committee shall review the appointment, performance and replacement of the senior internal auditing executive, and the activities, organizational structure and qualifications of the persons responsible for the internal audit function. The Committee shall ensure that the senior internal auditing executive reports functionally to the Committee and administratively to an appropriate level of management.

5.           The Committee shall, in accordance with SEC regulations to be adopted under the Sarbanes-Oxley Act, establish procedures for:

(a)          the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

(b)          the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

6.           The Committee shall review major financial risk exposures and the guidelines and policies which management has put in place to govern the process of monitoring, controlling and reporting such exposures.

Outside Auditors; Their Performance and Independence

1.           The outside auditors are ultimately accountable to the Board and the Committee, as the representatives of the shareholders of the Company. The Committee shall evaluate and recommend to the Board the selection and, where appropriate, the replacement of the outside auditors. The Committee shall recommend to the Board the outside auditors to be proposed for shareholder approval in any proxy statement.

2.           The Committee shall:

(a)          confer with the outside auditors concerning the scope of their examinations of the books and records of the Company and its subsidiaries;

(b)          review the scope, plan and procedures to be used on the annual audit, as recommended by the outside auditors;

(c)          review the results of the annual audits and interim financial reviews performed by the outside auditors, including:

(1)         the outside auditors’ report on management’s assessment of internal controls over financial reporting and the effectiveness of the Company’s internal control over financial reporting and the outside auditors’ audit of the Company’s annual financial statements, accompanying footnotes and its report thereon;

(2)         any significant changes required in the outside auditors' audit plans or scope;

(3)          any material differences or disputes with management encountered during the course of the audit (the Committee to be responsible for overseeing the resolution of such differences and disputes);

(4)          any material management letter comments and management’s responses to recommendations made by the outside auditors in connection with the audit;

(5)          matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees), relating to the conduct of the audit;

(d)          authorize the outside auditors to perform such supplemental reviews or audits as the Committee may deem desirable;

(e)          obtain from the outside auditors assurance that they have complied with Section 10A, as amended, of the Securities Exchange Act of 1934.

3.           The Committee shall inquire into any accounting adjustments that were noted or proposed by the outside auditors but were “passed” as immaterial or otherwise.

4.           The Committee shall inquire as to any matters that were referred to the outside auditors’ national office relating to accounting policies and/or financial statement disclosure within the Company’s financial statements and, to the extent deemed appropriate, request an opportunity to address such issues directly with a representative of such national office.

5.           The Committee shall, at least annually, obtain and review a report by the independent auditors’ describing:

(a)          the outside auditors’ internal quality control procedures;

(b)          any material issues raised by the most recent internal quality-control review or peer review of the outside auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the outside auditors, and any steps taken to deal with any such issues.

6.           Pre-approval by the Committee shall be required with respect to the fees for all audit and other services performed by the outside auditors as negotiated by management. To the extent permitted by applicable laws and regulations, such pre-approval may be delegated to a sub-committee of the Committee, to be dealt with in accordance with such conditions as the Committee may from time to time establish.

7.           The Committee’s approval of any non-audit services to be rendered by the outside auditors must be obtained in advance of engaging the outside auditors to render such services. To the extent permitted by applicable laws and regulations, such pre-approval may be delegated to a sub-committee of the Committee, to be dealt with in accordance with such conditions as the Committee may from time to time establish. The Committee shall not approve the engagement of the outside auditors to render non-audit services prohibited by law or rules and regulations promulgated by the SEC. The Committee shall consider whether the provision of non-audit services is compatible with maintaining the outside auditors’ independence, including, but not limited to, the nature and scope of the specific non-audit services to be performed and whether the audit process would require the outside auditors to review any advice rendered by the outside auditors in connection with the provision of non-audit services.

8.           The Committee shall receive from the outside auditors on a periodic basis a formal written statement delineating all relationships between the outside auditors and the Company, consistent with the Independence Standards Board, Standard No. 1, regarding relationships and services, which may impact the objectivity and independence of the outside auditors, and other applicable standards. The statement shall include a description of all services provided by the outside auditors and the related fees. The Committee shall actively engage in a dialogue with the outside auditors regarding any disclosed relationships or services that may impact the objectivity and independence of the outside auditors and shall evaluate, after gathering information from management, and other Board members, the performance of the outside auditors and recommend that the Board take action to satisfy itself of the independence of the outside auditors.

9.           The Committee shall establish written hiring policies for current and former employees of the outside auditors.

10.         The Committee shall consider whether it is appropriate to adopt a policy of insisting upon the rotation of the outside auditors’ lead audit partner or rotating the outside auditors on a periodic basis. Based upon its evaluation, the Committee shall take, or recommend that the Board take, appropriate action to monitor the independent status of the outside auditors.

Financial Reporting

1.           The Committee shall review and discuss with the outside auditors and management the Company’s audited annual financial statements that are to be included in the Company’s annual report on Form 10-K and the outside auditors’ opinion with respect to such financial statements, including reviewing the nature and extent of any significant changes in accounting principles or the application of such accounting principles; and determine whether to recommend to the Board that the financial statements be included in the Company’s annual report on Form 10-K for filing with the SEC.

2.           The Committee shall review and discuss with the outside auditors and management, and require the outside auditors to review, the Company’s interim financial statements to be included in the Company’s quarterly reports on Form 10-Q prior to filing such reports with the SEC.

3.           The Committee shall review and discuss:

(a)          the existence of significant estimates and judgments underlying the financial statements, including the rationale behind those estimates as well as the details on material accruals and reserves and the Company’s accounting principles;

(b)          all critical accounting policies identified to the Committee by the outside auditors;

(c)          major changes to the Company’s accounting principles and practices, including those required by professional or regulatory pronouncements and actions, as brought to its attention by management and/or the outside auditors; and

(d)          material questions of choice with respect to the appropriate accounting principles and practices to be used in the preparation of the Company’s financial statements, as brought to its attention by management and/or the outside auditors.

4.           The Committee shall review and discuss the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in any annual or quarterly report, or other report or filing filed with the SEC.

5.           The Committee shall discuss generally with management earnings press releases of the Company, as well as financial information and earnings guidance provided by the Company to analysts and rating agencies.

6.           The Committee shall review and discuss with outside auditors any transaction involving the Company and any related party and any transaction involving the Company and any other party in which the parties’ relationship could enable the negotiation of terms on other than an independent, arm’s length basis.

7.           The Committee shall discuss with the outside auditors any item not reported as a contingent liability or loss in the Company’s financial statements as a result of a determination that such item does not satisfy a materiality threshold. The Committee shall review with the outside auditors the quantitative and qualitative analysis applied in connection with such assessment of materiality, including, without limitation, the consistency of such assessment with the requirements of SEC Staff Accounting Bulletin No. 99.

8.           The Committee shall review and consider other matters in relation to the financial affairs of the Company and its accounts, and in relation to the internal and external audit of the Company as the Committee may, in its discretion, determine to be advisable.

9.           The Committee shall meet at least quarterly (or more often if determined appropriate) with management, the Director of Internal Audit and the outside auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believes should be discussed privately.

Compliance with Laws, Regulations and Policies

1.           The Committee shall review with management actions taken to ensure compliance with any code or standards of conduct for the Company which may be established by the Board.

2.           The Committee shall review with the Company’s legal counsel any legal compliance matters, including banking regulations, securities trading practices and any other legal matters that could have a significant, adverse impact on the Company’s financial statements.

3.           The Committee shall review with the Company’s counsel and others any federal, tax or regulatory matters that may have a material impact on the Company’s operations and the financial statements, related Company compliance programs and policies, and programs and reports received from regulators, and shall monitor the results of the Company’s compliance efforts.

4.           The Committee shall periodically review the rules promulgated by the SEC and the Nasdaq relating to the qualifications, activities, responsibilities and duties of audit committees and shall take, or recommend that the Board take, appropriate action to comply with such rules.

Adopted by the Board of Directors: February 22, 2006